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                                                   THE CHARLES SCHWAB CORPORATION


                                                                                                                        Exhibit 12.1

                                          Computation of Ratio of Earnings to Fixed Charges
                                                    (Dollar amounts in millions)
                                                            (Unaudited)

                                                                                                                Three Months Ended
                                                                                                                     March 31,
                                                                                                                2005          2004
                                                                                                              --------      --------

Earnings from continuing operations before taxes on earnings                                                   $ 246         $ 244

Fixed charges
   Interest expense:
      Brokerage client cash balances                                                                              81            15
      Deposits from banking clients                                                                               39            27
      Long-term debt                                                                                               9             8
      Short-term borrowings                                                                                        6             2
      Other                                                                                                        3             2
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          Total                                                                                                  138            54
   Interest portion of rental expense                                                                             19            21
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      Total fixed charges (A)                                                                                    157            75
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Earnings from continuing operations before taxes on earnings and fixed charges (B)                             $ 403         $ 319
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Ratio of earnings to fixed charges (B) / (A) (1)                                                                 2.6           4.3
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Ratio of earnings to fixed charges excluding brokerage and banking client
   interest expense (2)                                                                                          7.6           8.4
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(1)  The ratio of earnings to fixed charges is calculated in accordance with SEC requirements. For such purposes, "earnings" consist of earnings from continuing operations before taxes on earnings and fixed charges.  "Fixed charges" consist of interest expense as listed above, including one-third of rental expense, which is estimated to be representative of the interest factor.

(2)  Because interest  expense  incurred in connection with both payables to brokerage  clients and deposits from banking clients is completely offset by interest revenue on related  investments and loans, the Company considers such interest to be an operating expense.  Accordingly,  the ratio of earnings to fixed charges excluding brokerage and banking client interest expense reflects the elimination of such interest expense as a fixed charge.


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